EXHIBIT 4.2


                          GENTIVA HEALTH SERVICES, INC.

                       STOCK & DEFERRED COMPENSATION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

                  (As Amended and Restated as of April 1, 2000)

     SECTION 1. Introduction.

     The Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors (the "Plan") provides for the payment of annual retainer fees of non-employee directors of Gentiva Health Services, Inc. in the form of Shares or, at the election of a non-employee director, in up to 50% in cash and the remainder in the form of Shares. It also provides an opportunity for the non-employee directors to defer the portion of their annual retainer fees payable in Shares and have them deemed invested in Shares. The Plan is intended to encourage qualified individuals to accept nominations as directors of Gentiva Health Services, Inc. and to strengthen the mutuality of interest between the non-employee directors and Gentiva Health Services, Inc.'s other shareholders.

     SECTION 2. Definitions.

     For purposes of the Plan, the following terms shall be defined as set forth below:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

          (c) "Company" means Gentiva Health Services, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

          (d) "Director" means a member of the Board who is not employed by the Company or any of its subsidiaries.

          (e) "Plan" means this Stock & Deferred Compensation Plan for Non-Employee Directors.

          (f) "Plan Benefits" means the benefits payable in Shares described in Sections 5 and 6 hereof.

          (g) "Plan Year" means a period of approximately twelve months beginning on the date of the Company's annual general meeting of shareholders for a year and ending on the day immediately preceding the Company's annual general meeting of shareholders for the following year; provided, however, that the first Plan Year shall begin on the Effective Date and end on the day immediately preceding the Company's annual general meeting of shareholders during calendar year 2001.

          (h) "Shares" means Common Stock, $0.10 par value per share, of the Company.

     SECTION 3. Administration.

     The Plan shall be administered by the Board. The Board shall have full authority to construe and interpret the Plan, and any action of the Board with respect to the Plan shall be final, conclusive, and binding on all


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persons. Subject to adjustment as provided in Section 7(g) hereof, the total number of Shares reserved for issuance under the Plan shall be 150,000.

     SECTION 4. Annual Retainer.

          (a) On and after the Effective Date of this Plan, each Director's annual retainer fee for a Plan Year shall, subject to any deferral election made pursuant to Section 5 below and subject to any election to be paid currently in cash under Section 4(c) below, be the number of Shares (rounded to the nearest 100 Shares) determined by dividing $25,000 by the average closing price of Shares on the principal stock exchange or stock market on which the Shares may be listed or admitted to trading for the ten trading days immediately preceding the date of the Company's annual general meeting of shareholders on the first day of the Plan Year at which Directors are elected or reelected. Such annual retainer fee shall be payable on an annual basis 30 days following such annual general meeting of shareholders. The annual retainer fee payable to a person who becomes a Director other than at an annual general meeting of shareholders shall, subject to any deferral election made pursuant to Section 5 below and subject to any election to be paid currently in cash under Section 4(c) below, be the number of Shares (rounded up to the nearest Share) determined by multiplying the number of Shares determined pursuant to the first sentence of this Section 4(a) for the Plan Year during which such person becomes a Director by a fraction, the numerator of which is 365 minus the number of days elapsed since the last annual general meeting of shareholders and the denominator of which is 365. Such Shares shall be payable on the 30th day following the day on which the person becomes a Director.

          (b) Shares distributed to a Director shall be vested in full at the time of distribution.

          (c) Each Director may make an irrevocable election on or before the December 31 immediately preceding the beginning of a Plan Year by written notice to the Company to receive payment in cash of up to 50% (in increments of 5%) of the compensation otherwise payable during the Plan Year as his or her annual retainer fee for service as a Director. Notwithstanding the foregoing, a Director may make such an election within ten days after the later of the Effective Date or first becoming eligible to participate in the Plan, with respect to compensation payable after the effective date of the election. An election under this Section 4(c) shall continue in effect until the Director notifies the Company in writing, on or prior to the December 31 immediately preceding the commencement of any Plan Year, that the Director wishes to change his or her election hereunder for compensation payable during such Plan Year and succeeding periods. All compensation which a Director elects to be paid in cash pursuant to this
     Section 4(c) shall be payable quarterly in advance. If a Director elects to receive a portion of his or her annual retainer fee in cash hereunder, the remainder of the annual retainer fee shall be payable, subject to any deferral election made pursuant to Section 5 below, in Shares in accordance with Section 4(a) above, with the number of such Shares determined and set forth in Section 4(a) above but substituting the amount of the annual retainer fee not payable in cash for $25,000 therein.

     SECTION 4. Share Unit Accounts.

     The Company shall maintain a Share unit account (an "Account") for each Director. Share units will be credited to each such Account as follows:

          (a) Each Director may make an irrevocable election on or before the December 31 immediately preceding the beginning of a Plan Year by written notice to the Company, to defer payment of all of the compensation otherwise payable in the form of Shares pursuant to Section 4 above during the Plan Year as his or her annual retainer fee for service as a Director. Notwithstanding the foregoing, a Director may make such an election within 10 days after the later of the Effective Date or first becoming eligible to participate in the Plan, with respect to compensation payable after the effective date of the

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     election. All compensation which a Director elects to defer pursuant to this Section 5(a) shall be credited in the form of Share units to the Director's Account. The number of units so credited will be equal to the number of Shares deferred by the Director in his or her deferral election. Deferrals of compensation hereunder shall continue until the Director notifies the Company in writing, on or prior to the December 31 immediately preceding the commencement of any Plan Year, that the Director wishes his or her compensation payable during such Plan Year and succeeding periods to be distributed as Shares or, in part, cash on a current basis, as provided above.

          (b) (a) If any dividends are payable on Shares during the deferral period, dividend equivalents equal to the dividend that would have been payable on the units credited to a Director's Account if such units had constituted Shares shall be paid to the Director in cash at the time the corresponding dividends are paid on Shares.

     SECTION 5. Plan Benefits.

          (a) Form. The Plan Benefit of a Director shall consist of Shares equal in number to the Share units in the Director's Account. Such Share units shall be fully vested at all times. Any fractional Share unit shall be paid in cash.

          (b) Distribution.

               (i) The Plan Benefit of a Director shall be distributed either
          (x) in single lump sum at the time of termination of the Director's service on the Board or (y) in up to three annual installments beginning at the time of termination of the Director's service on the Board. Each Director may elect the form of distribution, and such election must be made in the form designated by the Company from time to time, must be made within 10 days after the Director first becomes eligible to participate in the Plan, and shall be irrevocable once filed with the Company; provided, however, that Director may file a new election as to the form of distribution if such election is filed at least one year in advance of termination of service on the Board. In the absence of a timely election by a Director hereunder, the Director shall be deemed to have elected to have his or her Plan Benefit distributed in a single lump sum at the time of termination of the Director's service on the Board.

               (ii) In the case of the death of a Director, the Director's Plan Benefit shall be distributed, within a reasonable time as determined by the Company, after the Director's death to the Director's beneficiary or beneficiaries, as specified by the Director on a form furnished by and filed with the Secretary of the Company. If no beneficiary has been designated by the Director or if no beneficiary survives the Director, the undistributed balance of his or her Plan Benefit shall be distributed to the Director's surviving spouse as beneficiary if such spouse is still living or, if not living, in equal shares to the then living children of the Director as beneficiaries or, if none, to the Director's estate as beneficiary.

     SECTION 1. General.

          (a) Nontransferability. Except as provided in Section 6(b)(ii), no payment of any Plan Benefit of a Director shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily or involuntarily or by operation of law. Any act in violation of this subsection shall be void.

          (b) Compliance with Legal and Trading Requirements. The Plan shall be subject to all applicable laws, rules and regulations, including, but not limited to, federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. No provision of the Plan shall be interpreted or construed to obligate the Company to register any Shares under

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     federal or state securities laws. The transfer by a Director of Shares distributed pursuant to the Plan will be subject to such restrictions as the Company deems necessary or desirable in connection with federal or state securities laws, and Share certificates will bear a legend setting forth any such restriction.

          (c) Taxes. The Company is authorized to withhold from any payment made under this Plan any amounts of withholding and other taxes due in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and a Director to satisfy obligations for the payment of any withholding taxes and other tax obligations relating thereto.

          (d) Amendment. The Board may amend, alter, suspend, discontinue, or terminate the Plan (including, without limitation, amending the dollar amount set forth in Section 4(a) hereof) without the consent of shareholders of the Company or individual Directors; provided, however, that, without the consent of an affected Director, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially impair the rights or, in any other manner, materially and adversely affect the rights of such Director hereunder.

          (e) Unfunded Status of Awards. This Plan (other than Section 4 hereof) is intended to constitute an "unfunded" plan of deferred compensation. With respect to any payments not yet made to a Director, nothing contained in the Plan shall give any such Director any rights that are greater than those of a general creditor of the Company; provided, however, that the Company may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver Shares, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Company otherwise determines with the consent of each affected Director.

          (f) Nonexclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable, including, without limitation, the granting of options on Shares and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

          (g) Adjustments. In the event that subsequent to the Effective Date any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of Shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Directors and preserve the value of the Directors' Share units and to maintain the value of the Plan, there shall automatically be substituted (i) for each Share unit a new unit and (ii) for the number of Shares set forth in Section 3 above a number of Shares or other consideration, in the case of (i) and (ii) above, representing the number and kind of Shares, other securities or other consideration into which each outstanding Share shall be changed or for which each such Share shall be exchanged. The substituted units shall be subject to the same terms and conditions as the original Share units.

          (h) No Right to Remain on the Board. Neither the Plan nor the crediting of Share units under the Plan shall be deemed to give any individual a right to remain a director of the Company or create any obligation on the part of the Board to nominate any Director for reelection by the shareholders of the Company.

          (i) Governing Law. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws thereof.

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          (j) Effective Date. The Plan shall become effective on April 1, 2000
     (the "Effective Date").

          (k) Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.












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